UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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    Spirit MTA REIT

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Spirit MTA REIT

Notice of

2019 Annual Meeting of

Shareholders

and

Proxy Statement

2727 North Harwood Street, Suite 300

Dallas, TX 75201

March 22, 2019

Dear Shareholder:

You are cordially invited to attend the 2019 Annual Meeting of Shareholders (the “Annual Meeting”) of Spirit MTA REIT (the “Company” or “SMTA”), which will be held at 8:30 am local time (Central Daylight Time) on Wednesday, May 1, 2019 at our principal executive offices located at 2727 N. Harwood Street, Suite 300, Dallas, Texas 75201. You may attend the meeting in person or by proxy.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement describe the matters expected to be acted upon at the Annual Meeting. We urge you to review these materials carefully.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to shareholders over the Internet. We believe that this e-proxy process expedites shareholders’ receipt of proxy materials, while also lowering costs and reducing the environmental impact of our Annual Meeting. On or about March 22, 2019 we began mailing a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report, how to vote over the Internet and how to request and return a proxy card by mail. For information on how to vote your shares, please refer to the Notice of Internet Availability of Proxy Materials, proxy materials email or proxy card to ensure that your shares will be represented and voted at the Annual Meeting even if you cannot attend.

Your vote is very important to us. Please vote your shares by proxy as soon as possible to ensure your vote is recorded at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, please follow the instructions provided to you and vote your shares today. Voting now will not prevent you from voting your shares in person if you are able to attend. You may vote by telephone, over the Internet or by mail by signing, dating and returning the proxy card in the envelope provided.

On behalf of the Board of Trustees of SMTA, we appreciate your continued support.

Sincerely,

Jackson Hsieh
Chairman of the Board of Trustees

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

2727 North Harwood Street, Suite 300—Dallas, TX 75201

This summary highlights selected information that is provided in more detail throughout the Proxy

Statement. Please read the entire Proxy Statement before casting your vote.

WHEN:

Wednesday, May 1, 2019

8:30 am local (Central Daylight Time)

WHERE:

2727 N. Harwood Street, Suite 300

Dallas, Texas 75201

ITEMS OF BUSINESS:

1.

The election of five trustees nominated by our Board of Trustees and named in the accompanying Proxy Statement to hold office until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified;

2.	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

3.	Such other business as may properly come before the Shareholders at the Annual Meeting or any postponements or adjournments thereof.

The Proxy Statement following this Notice describes these matters in detail. We have not received notice of any other proposals to be presented at the Annual Meeting.

HOW TO VOTE:

You may vote at the Annual Meeting, and any postponements or adjournments thereof, if you were a holder of record of SMTA shares at the close of business on March 11, 2019 (the “Record Date”). For ten days prior to the Annual Meeting, a list of shareholders entitled to vote will be available for inspection at our principal executive office located at 2727 North Harwood Street, Suite 300, Dallas, TX 75201. Please vote your shares promptly by telephone, Internet or by mail by signing, dating and returning the proxy card in the envelope provided. Voting your shares prior to the Annual Meeting will not prevent you from changing your vote in person if you choose to attend the Annual Meeting. Further, any proxy may be revoked at any time prior to the Annual Meeting. If your shares are held by a broker, bank or other nominee, please follow their instructions to have your shares voted.

By Order of our Board of Trustees,

Jay Young

Corporate Secretary

2727 North Harwood Street, Suite 300—Dallas, TX 75201

PROXY STATEMENT

March 22, 2019

2019 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is being furnished in connection with the solicitation by the Board of Trustees (the “Board”) of Spirit MTA REIT, a Maryland real estate investment trust (“SMTA,” the “Company,” “we” or “us”), of proxies to be exercised at the 2019 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 8:30 am local (Central Daylight Time) time on Wednesday, May 1, 2019, at our principal executive offices located at 2727 N. Harwood Street, Suite 300 Dallas, Texas 75201, and at any postponement(s) or adjournment(s) thereof. For the purposes discussed in this Proxy Statement and in the accompanying Notice of 2019 Annual Meeting of Shareholders (the “Proposals”), proxies are solicited to give all shareholders of record at the close of business on March 11, 2019, an opportunity to vote on matters properly presented at the Annual Meeting.

NO PERSON IS AUTHORIZED ON BEHALF OF THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PROPOSALS OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION AND/OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL UNDER NO CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON May 1, 2019:

This Proxy Statement, our 2018 Annual Report on Form 10-K and our 2018 Annual Report to Shareholders are available at www.proxydocs.com/SMTA.

HOUSEHOLDING

To eliminate duplicate mailings, conserve natural resources and reduce our printing costs and postage fees, we use a method of delivery referred to as “householding.” Householding permits us to mail a single set of proxy materials (other than proxy cards, which will remain separate) to shareholders who share the same address and last name, unless we have received contrary instructions from one or more of such shareholders. We will deliver promptly, upon oral or written request, a separate copy of the proxy materials to any shareholder at the same address. If you wish to receive a separate copy of the proxy materials (or future proxy materials), then you may call (866) 648-8133 or email paper@investorelections.com. Shareholders sharing an address who now receive multiple copies of our proxy materials may request delivery of a single copy by contacting us as indicated above.

SMTA’s principal executive office is located at 2727 North Harwood Street, Suite 300, Dallas, TX 75201, our telephone number is (972) 476-1900 and our website is at www.spiritmastertrust.com.*

*	Website addresses referred to in this Proxy Statement are not intended to function as hyperlinks, and the information contained on our website is not a part of this Proxy Statement.

THE ANNUAL MEETING AND VOTING

QUORUM

The holders of a majority of our shares outstanding as of the close of business on March 11, 2019 must be present in person or represented by proxy to constitute a quorum to transact business at the Annual Meeting. Shareholders who abstain from voting and broker non-votes are counted for purposes of establishing a quorum. A broker non-vote occurs when a beneficial owner does not provide voting instructions to the beneficial owner’s broker or custodian with respect to a proposal on which the broker or custodian does not have discretionary authority to vote.

WHO CAN VOTE

Shareholders at the close of business on March 11, 2019 are entitled to receive notice of and to vote their shares at the Annual Meeting. As of that date, there were 43,085,751 shares outstanding and entitled to vote. Each outstanding share is entitled to one vote on each matter properly brought before the Shareholders at the Annual Meeting.

A list of all the Company shareholders entitled to vote at the Annual Meeting will be available for inspection by any shareholder for any purpose reasonably related to the Annual Meeting during ordinary business hours for the ten days preceding the Annual Meeting at our principal executive offices located at 2727 North Harwood Street, Suite 300, Dallas, TX 75201.

HOW TO VOTE

You may vote your shares in one of several ways, depending on how you own your shares.

Shareholders of Record

If you own shares registered in your name (a “shareholder of record”), you may:

OR	Vote your shares by proxy via the website www.proxypush.com/SMTA 24-hours a day, seven days a week until 5:00 p.m. Eastern time on April 30, 2019. Please have your proxy card in hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

OR	Vote your shares by proxy by calling (866) 220-3985, 24-hours a day, seven days a week until 5:00 p.m. Eastern time on April 30, 2019. Please have your proxy card in hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

OR	Vote your shares by proxy by signing, dating and returning the proxy card in the postage-paid envelope provided. If you vote by telephone or over the Internet, you do not need to return your proxy card by mail.

OR	Vote your shares by attending the Annual Meeting in person and depositing your proxy card at the registration desk or completing a ballot that will be distributed at the Annual Meeting.

Beneficial Owners

If you own shares registered in the name of a broker or other custodian (a “beneficial owner”), follow the instructions provided by your broker or custodian on how to vote your shares. If you want to vote your shares in person at the Annual Meeting, contact your broker or custodian to obtain a legal proxy or broker’s proxy card, which you should bring to the Annual Meeting to demonstrate your authority to vote. If you do not instruct your broker or custodian how to vote, such broker or custodian will have discretionary authority, under current New York Stock Exchange (“NYSE”) rules, to vote your shares in its discretion on the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year ending December 31, 2019 (Proposal 2). However, your broker or custodian will not have discretionary authority to vote on the election of trustees (Proposal 1) without instructions from you. As a result, if you do not provide instructions to your broker or custodian, your shares will not be voted on Proposal 1.

Votes by Proxy

All shares that have been properly voted by proxy and not revoked will be voted at the Annual Meeting in accordance with the instructions contained in the proxy.

Shares represented by proxy cards that are signed and returned but do not contain any voting instructions will be voted consistent with the Board’s recommendations:

FOR the election of all trustee-nominees named in this Proxy Statement (Proposal 1); and

FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2019 (Proposal 2);

In the discretion of the proxy holders, on such other business as may properly come before the Annual Meeting.

HOW TO REVOKE YOUR VOTE

If you are a shareholder of record, you can revoke your prior vote by proxy if you:

Execute and return a later-dated proxy card before your proxy is voted at the Annual Meeting;

Vote by telephone or over the Internet no later than 5:00 p.m. Eastern time on April 30, 2019;

Deliver a written notice of revocation to our Investor Relations Department, Attention: Investor Relations at our principal executive offices located at 2727 North Harwood Street, Suite 300, Dallas, TX 75201, before your proxy is voted at the Annual Meeting; or

Attend the Annual Meeting and vote in person (attendance by itself will not revoke your prior vote by proxy). If you are a beneficial owner, follow the instructions provided by your broker or custodian to revoke your vote by proxy, if applicable.

EXPENSES AND SOLICITATION

SMTA will bear the expense of soliciting proxies by the Board. Proxies may be solicited on behalf of the Trust in person, or by telephone, e-mail or fax, by trustees or officers of the Trust, who will receive no additional compensation for soliciting proxies.

ATTENDING THE ANNUAL MEETING

You are entitled to attend the Annual Meeting only if you were a shareholder of the Company as of the close of business on March 11, 2019 or you hold a valid proxy for the Annual Meeting. In order to be admitted to the Annual Meeting, you must present photo identification (such as a driver’s license) and proof of ownership of shares on March 11, 2019, the record date for the Annual Meeting. Proof of ownership can be accomplished through the following:

•	a brokerage statement or letter from your broker or custodian with respect to your ownership of shares on March 11, 2019;

•	a printout of the proxy distribution email (if you receive your materials electronically);

•	a proxy card;

•	a voting instruction form; or

•	a legal proxy provided by your broker or custodian.

For the safety and security of our shareholders, we will be unable to admit you to the Annual Meeting if you do not present photo identification and proof of ownership of shares or if you otherwise refuse to comply with our security procedures.

FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). When used in this proxy statement, the words “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximately” or “plan,” or the negative of these words or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all).

The following risks and uncertainties, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	our success in pursuing and executing on strategic alternatives to maximize shareholder value;

•	industry and economic conditions;

•	the financial performance of our retail tenants and the demand for retail space, particularly with respect to challenges being experienced by general merchandise retailers;

•

the impact of any financial, accounting, legal or regulatory issues or litigation that may affect us or our major tenants, in particular the bankruptcy petition of affiliates and subsidiaries of Shopko Stores Inc. (together, “Shopko”);

•	the nature and extent of future competition;

•	increases in our costs of borrowing as a result of changes in interest rates and other factors;

•	our ability to pay down, refinance, restructure and/or extend our indebtedness as it becomes due;

•

our ability and willingness to renew our leases upon expiration and to reposition our properties on the same or better terms upon expiration in the event such properties are not renewed by tenants or we exercise our rights to replace existing tenants upon default;

•	our ability to manage our operations;

•	our ability and willingness to maintain our qualification as a REIT;

•	our relationship with Spirit Realty, L.P. (our “Manager” or “Spirit”) and its ability to retain qualified personnel;

•	potential conflicts of interest with our Manager or Spirit Realty Capital, Inc.;

•	our ability to achieve the intended benefits from our Spin-off from Spirit (the “Spin-off”);

•

other risks inherent in the real estate business, including tenant defaults, potential liability relating to environmental matters, illiquidity of real estate investments and potential damages from natural disasters.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they were made. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by law.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1

ELECTION OF TRUSTEES

The following table provides a summary about our five trustee-nominees, each of whom currently serves on our Board. Trustees are elected annually by a majority of votes cast in uncontested elections. Each trustee will be elected by our shareholders to serve until the next annual meeting of our shareholders and until his successor is duly elected and qualifies. Each of the five trustee-nominees listed in the table below, with the exception of Mr. Jackson Hsieh, satisfies the listing standards for independence of the NYSE. Our amended and restated bylaws (the “Bylaws”) provide that a majority of the entire Board may at any time increase or decrease the number of trustees. However, the number of trustees may never be less than the minimum number required by Maryland law nor, unless our Bylaws are amended, more than 15. The Board recommends that you vote “FOR” each of the named trustee-nominees.

Name	Age	Served Since	Independence	Current Committees
Jackson Hsieh	58	2018	No

Steven G. Panagos	57	2018	Yes	Compensation Committee, Nominating & Corporate Governance Committee, Related Party Transactions Committee

Steven H. Shepsman	66	2018	Yes	Audit Committee, Nominating & Corporate Governance Committee, Related Party Transactions Committee

Richard J. Stockton	48	2018	Yes	Audit Committee, Compensation Committee, Nominating & Corporate Governance Committee, Related Party Transactions Committee

Thomas J. Sullivan	56	2018	Yes	Audit Committee, Compensation Committee, Related Party Transactions Committee

Following the recommendation of the Nominating and Corporate Governance Committee, our Board has nominated each individual presently serving as a trustee for election at the Annual Meeting. Pursuant to our Bylaws, in uncontested elections (which is the case for the Annual Meeting), a majority of votes cast is required for the election of each trustee. The number of votes cast “for” a trustee-nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes are not counted as votes “for” or “against” a trustee-nominee and, therefore, will have no effect.

If an incumbent trustee does not receive a majority of the votes cast, that trustee must promptly tender his or her resignation as a trustee. The Nominating and Corporate Governance Committee will promptly consider any such resignation and will make a recommendation to the full Board as to whether to accept or reject the resignation or take other action. A trustee whose resignation is being considered may not participate in the deliberations or vote concerning the resignation. The Nominating and Corporate

Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept, reject or take other action with respect to any such tendered resignation. Within 90 days after the date on which certification of the shareholder vote on the election of trustees is made, the Board will publicly disclose its decision and rationale regarding whether to accept, reject or take other action with respect to the tendered resignation in a press release, a periodic or current report filed with the Securities and Exchange Commission (the “SEC”) or by other public announcement.

Below is certain biographical and other information concerning the persons nominated for election as trustees, which is based upon statements made or confirmed to us by or on behalf of these nominees, except to the extent certain information appears in our records. Ages shown for all nominees are as of the date of the Annual Meeting. Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee and the Board to determine that such nominee should serve as a trustee. In addition, a number of the nominees serve or have served on boards and board committees (including, in many cases, as board or committee chairs) of other public companies, which we believe provides them with essential leadership experience, exposure to corporate governance best practices and substantial knowledge and skills that enhance the functioning of our Board.

We do not have a classified Board. Each trustee elected at the Annual Meeting will hold office until the next succeeding annual meeting of shareholders and until his or her successor is duly elected and qualifies, or until his or her earlier death, resignation or removal. Each nominee listed below has consented to be named in this Proxy Statement and has agreed to serve as a trustee if elected, and we expect each nominee to be able to serve if elected. If any nominee is unable or unwilling to accept his or her election or is unavailable to serve for any reason, the persons named as proxies will have authority, according to their judgment, to vote or refrain from voting for such alternate nominee as may be designated by the Board.

Nominees for the Board of Trustees

As more fully described below under “Corporate Governance”, our Board is committed to good corporate governance practices, which we believe serve the long-term interests of our shareholders by promoting effective risk oversight and management accountability. Our Board has nominated the following five persons, all of whom are current trustees of the Company, for re-election at the Annual Meeting to serve for a one-year term ending at the annual meeting in 2020 and until their respective successors have been duly elected and qualify.

Jackson Hsieh

Age: 58

Trustee Since 2018

Chairman of the Board

Business Experience: Mr. Hsieh serves as President and Chief Executive Officer of Spirit Realty Capital, Inc. Mr. Hsieh previously worked for Morgan Stanley (NYSE:MS), where he served as a Managing Director and a Vice Chairman of Investment Banking, primarily focusing on the firm’s real estate clients. Prior to this, Mr. Hsieh was Vice Chairman and Sole/Co-Global Head of UBS’s Real Estate Investment Banking Group, managing a team of over 70 professionals in six offices worldwide. During his career, including a prior period at Morgan Stanley and tenures at Bankers Trust Company and Salomon Brothers, Inc., he served as senior lead banker on over $285 billion of real estate and lodging transactions.

Skills and Qualifications: Mr. Hsieh was nominated by our Board to serve as a director based on his experience as a successful operating executive and his expertise in the real estate investment industry and knowledge of public real estate investment trusts.

Other Current Public Company Directorships: Mr. Hsieh currently serves on the board of directors and the audit, compensation and acquisitions committees of the board of directors of HERSHA Hospitality Trust as well as on the board of directors of Spirit Realty Capital, Inc.

Other Directorships: Mr. Hsieh serves on the board of directors for NAREIT.

Education: Mr. Hsieh received a bachelor’s degree in Architecture from the University of California at Berkeley and a master’s degree in Architecture from Harvard University.

Steven G. Panagos

Age: 57

Trustee Since 2018

Compensation Committee, Nominating and Corporate Governance Committee, Related Party Transactions Committee

Business Experience: Mr. Panagos has served as Vice Chairman of the Recapitalization & Restructuring Group at Moelis & Company since April 2009. Mr. Panagos has a long and distinguished career of leading complex bankruptcies and reorganizations for both companies and their creditors across a broad spectrum of industries. To date, Mr. Panagos has restructured more than $100 billion worth of debt across more than 80 situations and has provided expert testimony regarding valuation and restructuring matters. Prior to joining Moelis & Company, Mr. Panagos was the National Practice Leader of Kroll Zolfo Cooper’s Corporate Advisory & Restructuring Practice where, among other roles, he served as interim Chief Executive Officer and Chief Restructuring Officer of Penn Traffic Supermarkets (2003-2004); President and Chief Operating Officer of Krispy Kreme Doughnuts (2005-2006) and Chief Restructuring Officer of Metromedia Fiber Network (2002-2003). He was formerly a certified public accountant.

Skills and Qualifications: Mr. Panagos was selected to serve as a trustee based on his extensive experience with restructurings and his other qualifications and skills.

Other Current Public Company Directorships: None.

Other Directorships: Currently, Mr. Panagos sits on the board of Tops Markets Corporation, a private company. In 2002-2003, Mr. Panagos was a member of the special committee of the board of directors of Metromedia Fiber Network. From 1999 to 2000, Mr. Panagos also served on the board of directors of Crown Books Corporation.

Education: Mr. Panagos received a Bachelor of Science degree in Accounting and Finance from the University of Michigan.

Steven H. Shepsman

Age: 66

Trustee Since 2018

Audit Committee, Nominating and Corporate Governance Committee, Related Party Transactions Committee

Business Experience: Mr. Shepsman has been an executive managing director of New World Realty Advisors LLC, a real estate investment and advisory firm specializing in real estate restructurings, development and finance, since its inception in 2009. Mr. Shepsman served as chair of the Official Committee of Equity Holders in the Chapter 11 Proceedings of the General Growth Properties, Inc. Previously, as a principal at the manager of a real estate fund, Mr. Shepsman had oversight responsibility for the fund’s due diligence and acquisition of investment platforms and subsequent asset acquisitions, financings and dispositions. Earlier in his career, Mr. Shepsman was a managing partner of Kenneth Leventhal and Company and of Ernst & Young LLP’s Real Estate Practice. Mr. Shepsman is a member of the Dean’s Advisory Council for the School of Management at the University of Buffalo.

Skills and Qualifications: Mr. Shepsman was selected to serve as a trustee based on his extensive professional accounting and financial experience and expertise, including in the real estate industry, which enable him to provide key contributions to the Board on financial, accounting, corporate governance and strategic matters.

Other Current Public Company Directorships: Mr. Shepsman currently serves as a member of the board of directors, and as chairperson of the audit committee, as a member of the nominating and corporate governance committee and as a member of the risk committee of the Board of Directors of the Howard Hughes Corporation.

Other Directorships: Mr. Shepsman currently sits on the board of the University of Buffalo Foundation, Werber Real Estate, LLC and New World Realty Advisors, LLC. From 2003 to 2013, Mr. Shepsman was a director of Temple Israel of Great Neck, and from 2012 to 2013 he was on the board of directors for The Rouse Corporation.

Education: Mr. Shepsman received a Bachelor of Science degree in Management from the University of Buffalo.

Richard J. Stockton

Age: 48

Trustee Since 2018

Lead Independent Trustee, Audit Committee, Compensation Committee, Nominating and Corporate

Governance Committee and Related Party Transactions Committee

Business Experience: Mr. Stockton has served as Chief Executive Officer of Braemar Hotels & Resorts (formally Ashford Hospitality Prime) since November 2016 and as President since April 2017. Mr. Stockton spent over 15 years at Morgan Stanley in real estate investment banking where he rose from associate to managing director and regional group head. At Morgan Stanley, he was head of EMEA Real Estate Banking in London, executing business across Europe, the Middle East and Africa. He was also appointed co-head of the Asia Pacific Real Estate Banking Group, where he was responsible for a team across Hong Kong, Singapore, Sydney and Mumbai. He left Morgan Stanley in 2013 to become President and Chief Executive Officer—Americas for OUE Limited, a publicly listed Singaporean property company with over $5 billion in assets. Most recently, Mr. Stockton served as global chief operating officer for Real Estate at Carval Investors, a subsidiary of Cargill with approximately $1 billion in real estate investments in the United States, Canada, United Kingdom and France.

Skills and Qualifications: Mr. Stockton was selected to serve as a trustee based on his extensive experience in the real estate industry and his other qualifications and skills.

Other Current Public Company Directorships: None

Other Directorships: Mr. Stockton was a member of the board of directors of Watchfacts, Inc. from 2013 to 2018, Town Hall Los Angeles from 2014 to 2015, the Asia Pacific Real Estate Association (APREA) from 2011-2015, the Central City Association/Downtown Center BID of Los Angeles from 2014-2015, and a member of the board of managers of Ketchum-Downtown Los Angeles YMCA from 2013 to 2015.

Education: Mr. Stockton received a Bachelor of Science degree from the School of Hotel Administration at Cornell University and a Masters in Business Administration in Finance and Real Estate from The Wharton School at the University of Pennsylvania.

Thomas J. Sullivan

Age: 56

Trustee Since 2018

Audit Committee, Compensation Committee, Related Party Transactions Committee

Business Experience: Mr. Sullivan has served as a partner with Standard General L.P., a New York-based investment firm that manages event-driven opportunity funds, where he is responsible for portfolio management of Standard General’s SG Special Situations Fund L.P. Prior to joining Standard General L.P. in June 2016, Mr. Sullivan was the managing partner of Smallwood Partners, LLC, a financial advisory services firm (2009-2015) and a managing director of Investcorp International, Inc., a global middle market private equity firm (1996-2008).

Skills and Qualifications: Mr. Sullivan was selected to serve as a trustee based on his extensive operating and financial management experience, including in the financial services industry.

Other Current Public Company Directorships: None

Other Directorships: Mr. Sullivan has served on numerous boards and committees over the prior twenty years. Most recently, Mr. Sullivan served as a member of the board of directors, including as a member of the audit committee, finance committee and budget advisory committee, of Media General Inc. from November 2013 to February 2017. Mr. Sullivan also served as a member of the board of directors, and was lead director of the suitability committee and chairperson of the nominating and governance committee of American Apparel Inc. from August 2014 to March 2016. Additionally, Mr. Sullivan has served on the board of directors for Millennium Custodial Trust (2010 to 2018), Heartsong, Inc. (2004 to present), Accredited Mortgage Loan REIT (2009 to 2016), New Young Broadcasting Co. (2009-2014) and Utility Service Partners, Inc. (2011 to 2014).

Education: Mr. Sullivan received a Bachelor of Business Studies from Villanova University.

Nominees’ Skills, Experience and Qualifications: Our nominating and corporate governance committee is composed of three independent trustees, Steven G. Panagos (Chair), Steven H. Shepsman, and Richard J. Stockton.

The Nominating and Corporate Governance Committee is responsible for seeking, considering and recommending to the Board qualified candidates for election as trustees and recommending a slate of nominees for election as trustees at the annual meeting. The committee reviews and makes recommendations on matters involving the general operation of the Board and our corporate governance and annually recommends to the Board nominees for each committee of the Board. In addition, the committee annually facilitates the assessment of the Board’s performance as a whole and of the individual trustees and reports thereon to the Board. The committee has the sole authority to retain and terminate any search firm to be used to identify trustee candidates.

NOMINEES’ SKILLS, EXPERIENCE AND QUALIFICATIONS SUMMARY	Jackson Hsieh	Steven G. Panagos	Steven H. Shepsman	Richard J. Stockton	Thomas J. Sullivan
INDEPENDENCE: Pursuant to NYSE standards		X	X	X	X

FINANCIAL EXPERT: Pursuant to SEC rules and NYSE standards		X	X

FINANCIALLY LITERATE: Able to read and evaluate financial statements and ask critical questions	X	X	X	X	X

NOMINEES’ SKILLS, EXPERIENCE AND QUALIFICATIONS SUMMARY	Jackson Hsieh	Steven G. Panagos	Steven H. Shepsman	Richard J. Stockton	Thomas J. Sullivan
SUCCESSFUL OPERATING EXECUTIVE EXPERIENCE: General business acumen and leadership	X	X	X	X	X

GROWTH COMPANY EXPERIENCE: Knowledge and experience in driving growth and how it is achieved	X	X		X	X

REAL ESTATE EXPERIENCE: General real estate experience and knowledge	X		X	X

REIT EXPERIENCE: Deep expertise in REIT business models	X			X	X

M & A EXPERIENCE: Success in effectively integrating mergers and acquisitions that are strategic to a business	X	X	X	X	X

CAPITAL MARKETS KNOWLEDGE: Understands how capital markets work, their structures, how business is capitalized and how best to participate and raise money	X	X	X	X	X

EXTERNAL RISK OVERSIGHT: Experience in assessing external risk and ensuring an effective risk management strategy	X	X	X	X	X

INTERNAL RISK OVERSIGHT: Experience mitigating investment, people and other internal risks	X	X	X	X	X

HUMAN RESOURCES: Experience in successful succession planning and evaluating and measuring effective team performance	X	X	X	X

LEGAL: Experience in compliance oversight, use of outside counsel and leveraging other legal resources	X	X	X	X	X

PUBLIC COMPANY: Experience as executive or board member with a public company	X	X	X	X	X

PROPOSAL 2

RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2019

Ernst & Young LLP has audited our financial statements for the year ended December 31, 2018 and has been our independent registered public accounting firm since our Spin-off from Spirit in 2018. An affirmative vote of a majority of the votes cast at the Annual Meeting on the matter is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. The Board recommends that you vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2019.

The Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019 and has further directed that management submit the selection of Ernst & Young LLP for ratification by the shareholders at the Annual Meeting. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of corporate practice. If the shareholders fail to ratify the selection, the Audit Committee may reconsider whether or not to retain Ernst & Young LLP in the future. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company.

Fees Paid to Independent Registered Public Accounting Firm: The following table reflects the fees paid to Ernst & Young LLP for the fiscal years ended December 31, 2018:

Fiscal Year Ended December 31, 2018
Audit Fees	$1,348,143
Audit-Related Fees	$45,000
Tax Fees	$38,750
All Other Fees	—
Total Fees	$1,431,893

Audit Fees: Includes audit of our annual financial statements, including the integrated audit of internal control over financial reporting and review of our quarterly reports on Form 10-Q.

Tax Fees: Includes tax preparation services and domestic tax planning and advice.

All Other Fees: Includes access to online accounting research tools.

Following the Spin-off, all of the services performed by Ernst & Young LLP for the Company during 2018 were expressly pre-approved by the Audit Committee Approval Policy, and the Audit Committee was provided with regular updates as to the nature of such services and fees paid for such services. The Audit Committee approves all significant audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Our independent registered public accounting firm is required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm and the fees for the services performed to date.

CORPORATE GOVERNANCE AND OUR BOARD OF TRUSTEES

The Board is committed to good corporate governance practices, which we believe serve the interests of our shareholders by promoting effective risk oversight and management accountability. We are governed by a five-member Board, which provides guidance and oversight with respect to our financial and operating performance, strategic plans, key corporate policies and decisions, and enterprise risk management. Members of the Board monitor our progress with respect to these matters on a regular basis.

Corporate Governance

We believe our governance structure is designed to promote the interests of our shareholders. Some of the features of our corporate governance structure include:

•	our Manager is a subsidiary of a public company;

•	our Board is not classified, each of our trustees is subject to re-election annually and we cannot classify our board in the future without the prior approval of our shareholders;

•	we provide for majority shareholder voting in uncontested trustee elections;

•	shareholders may alter or repeal any provision of our Bylaws or adopt new bylaws with the affirmative vote of a majority of all votes entitled to be cast on the matter by shareholders;

•

four of our five trustees satisfy the listing standards for independence of the NYSE and Rule 10A-3 under the Exchange Act, with all of these independent trustees having no prior affiliations with the Company, and at least one of our trustees qualifying as an “audit committee financial expert” as defined by the SEC;

•	we have opted out of the Maryland business combination and control share acquisition statutes, and we cannot opt back in without prior shareholder approval;

•

we do not have a shareholders rights plan, and we will not adopt a shareholders rights plan in the future without (i) the approval of our shareholders or (ii) seeking ratification from our shareholders within twelve months of adoption of the plan if the Board determines, in the exercise of its duties under applicable law, that it is in our best interest to adopt a rights plan without the delay of seeking prior shareholder approval;

•	our Chief Executive Officer and Chief Financial Officer has dedicated and will continue to dedicate his service to us; and

•	we have established a comprehensive framework to address conflicts through our corporate governance policies.

Trustee Independence

NYSE listing standards require NYSE-listed REITs to have a majority of independent board members and an audit committee, compensation committee and nominating and corporate governance committee, each composed solely of independent trustees. Under the NYSE listing standards, no trustee or director of a company qualifies as “independent” unless the board of such company affirmatively determines that board member has no material relationship with such company (either directly, or indirectly as a partner, shareholder or officer of an organization that has a relationship with such company).

In addition, the NYSE listing standards provide that a trustee is not independent if:

(i)

the trustee is, or has been within the last three years, an employee of the listed company, or an immediate family member is, or has been within the last three years, an executive officer of the listed company;

(ii)

the trustee has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the listed company, other than trustee and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(iii)

(A) the trustee is a current partner or employee of a firm that is the company’s internal or external auditor; (B) the trustee has an immediate family member who is a current partner of such a firm; (C) the trustee has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (D) the trustee or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the listed company’s audit within that time;

(iv)

the trustee or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee; or

(v)

the trustee is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million or 2% of such other company’s consolidated gross revenues.

Not less than annually, the Board evaluates the independence of each trustee on a case-by-case basis by considering any matters that could affect his or her ability to exercise independent judgment in carrying out the responsibilities of a trustee, including all transactions and relationships between such trustee, members of his or her family and organizations with which such trustee or family members have an affiliation, on the one hand, and us and our subsidiaries, on the other hand. Any such matters are evaluated from the standpoint of the trustee and the persons or organizations with which the trustee has an affiliation. Each trustee abstains from participating in the determination of his or her independence.

Based on its most recent review, the Board has affirmatively determined that, based on the standards set forth in the NYSE rules and our corporate governance documents, each of Steven G. Panagos, Steven H. Shepsman, Richard J. Stockton and Thomas J. Sullivan has no direct or indirect material relationships with us and the four qualify as “independent” under the NYSE listing standards. In considering the independence of Mr. Panagos, our Board took into consideration certain relationships between Moelis & Company, of which he is the Vice Chairman of the Recapitalization & Restructuring Group, and our Manager. During 2017 and 2018, Moelis & Company provided certain investment banking advisory services to our Manager, for which it received compensation representing approximately 0.2% of its total revenues during each such period. SMTA was not a party to any such engagement.

Board of Trustees Leadership Structure

The Board may designate among its members the chairman of the board who may be an independent or non-independent director. The chairman of the Board presides over the meetings of the Board and performs such other duties as may be assigned to him by the Board. Jackson Hsieh currently serves as Chairman of the Board. As Chairman, Mr. Hsieh leads the activities of the Board, including:

•	calling meetings of the Board;

•	setting the agendas and schedules of Board meetings in consultation with the Chief Executive Officer and Secretary;

•	engaging with shareholders; and

•	performing such other duties as may be assigned from time to time by the Board.

Richard J. Stockton currently serves as Lead Independent Director of the Board. As Lead Independent Director, Mr. Stockton’s role includes:

•	presiding over all meetings of the Board at which the Chairman of the Board is not present, including any executive sessions of the independent trustees;

•	approving Board meeting schedules and agendas; and

•	acting as the liaison between the independent trustees and the Chief Executive Officer and the Chairman of the Board.

Board Governance Documents

The Board maintains charters for all committees. In addition, the Board has adopted a written set of Corporate Governance Guidelines, Code of Business Conduct and Ethics that applies to the Company’s officers and trustees, including our Chief Executive Officer and Chief Financial Officer and a Policy Regarding Transactions with Related Persons. To view our committee charters, Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Whistleblower Policy, please visit the Corporate Information section on the Investor Relations page of our website at www.spiritmastertrust.com. Please note that the website and its contents are not a part of this Proxy Statement. Each of these governing documents is also available, free of charge, in print to any shareholder who sends a written request to such effect to Investor Relations, Attention: Investor Relations, Spirit MTA REIT, 2727 North Harwood Street, Suite 300, Dallas, TX 75201.

Board Committee Composition and 2018 Meetings Attendance

Our Board has four standing committees that perform certain delegated functions for the Board: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Related Party Transactions Committee. Each committee operates pursuant to a written charter.

In accordance with the rules of the New York Stock Exchange, the charters for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are available in the Corporate Information section on the Investor Relations page of our website at www.spiritmastertrust.com.

Our Board held a total of 29 meetings during 2018. Evidencing a strong commitment to the Company, the majority of trustees attended 100% of the Board meetings held in 2018. The Board committees met 12 times in the aggregate during 2018, with the Audit Committee meeting 5 times, the Compensation Committee meeting 3 times and the Nominating and Corporate Governance Committee meeting 4 times. Each member from the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee attended 100% of the meetings of those committees.

Our independent trustees regularly meet in executive sessions, outside the presence of employees of our Manager, including our Chairman and Chief Executive Officer. The Lead Independent Trustee chairs all regularly scheduled executive sessions of the Board and all other meetings of the independent trustees. Members of our Audit, Compensation, Nominating and Corporate Governance and Related Party Transactions Committees also regularly meet in executive session, outside the presence of management, at committee meetings and at other times as necessary or desirable.

We strongly encourage, but do not require, trustees to attend our annual meetings of shareholders. We have scheduled the Annual Meeting at a time and date to permit attendance by trustees, and intend to make every effort to do so for future annual meetings of the shareholders, taking into account the trustees’ schedules and the timing requirements of applicable law.

How to Communicate with Trustees

Shareholders and other parties interested in communicating directly with us on any Board-related issues may do so by writing to the Board, c/o Investor Relations, Attention: Investor Relations, Spirit MTA REIT, 2727 North Harwood Street, Suite 300, Dallas, TX 75201, or by submitting an email to SMTAInvestorRelations@spiritrealty.com. Additionally, shareholders and other parties interested in communicating directly with the Lead Independent Trustee of the Board or with the independent trustees as a group may do so by writing to Lead Independent Trustee, c/o Investor Relations, Attention: Investor Relations, Spirit MTA REIT, 2727 North Harwood Street, Suite 300, Dallas, TX 75201. Communications addressed to the Board or individual members of the Board are screened internally for appropriateness before distributing to the Board, or to any individual trustee or trustees, as applicable.

AUDIT COMMITTEE

Our audit committee is currently composed of three independent trustees, Steven H. Shepsman (Chair), Thomas J. Sullivan, and Richard J. Stockton. Steven H. Shepsman is designated as our Audit Committee financial expert, as that term is defined by the SEC. Each of the audit committee members is “financially literate” under the rules of the NYSE. The Audit Committee assists the board in overseeing:

•	our financial reporting, auditing and internal control activities, including the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of our independent registered public accounting firm.

Our Board has adopted procedures for reporting concerns under our Code of Business Conduct and Ethics and other Company policies, including complaints regarding accounting and auditing matters in accordance with Rule 10A-3 under the Exchange Act. The Code of Business Conduct and Ethics, Whistleblower Policy, and the Audit Committee Charter are available on our corporate website at www.spiritmastertrust.com. A copy of our Code of Business Conduct and Ethics, our Whistleblower Policy, or Audit Committee Charter is also available, free of charge, upon request directed to Investor Relations, Attention: Investor Relations, Spirit REIT, 2727 North Harwood Street, Suite 300, Dallas, TX 75201, or by submitting an email to SMTAInvestorRelations@spiritrealty.com.

AUDIT COMMITTEE REPORT*

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2018 with the Company’s management and with Ernst & Young LLP, the Company’s independent registered public accounting firm. The Audit Committee discussed with Ernst & Young LLP the overall scope of and plan for the audit. The Audit Committee regularly met with Ernst & Young LLP, with and without management present, to discuss the results of its examination and the overall quality of the Company’s financial reporting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of the Company and by Ernst & Young LLP. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16. The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board to include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the U.S. Securities and Exchange Commission.

AUDIT COMMITTEE

Steven H. Shepsman

Thomas J. Sullivan

Richard J. Stockton

*

The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

COMPENSATION COMMITTEE

Our compensation committee is currently composed of three independent trustees, Thomas J. Sullivan (Chair), Steven G. Panagos and Richard J. Stockton.

The principal functions of the compensation committee are to:

•	evaluate the performance of our executive officers;

•	set or make recommendations to the Board regarding the compensation of executive officers of the Company other than our Chief Executive Officer;

•	evaluate the performance of our Manager;

•	review the compensation and fees payable to our Manager under the Asset Management Agreement;

•	prepare an annual compensation committee report; and

•	oversee the administration of the equity incentive plan.

The compensation committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of officer compensation. Our Compensation Committee Charter is located on the Investor Relations page of our website at www.spiritmastertrust.com and is available in print to any shareholder who requests it by writing to Investor Relations, Attention: Investor Relations, Spirit MTA REIT, 2727 North Harwood Street, Suite 300, Dallas, TX 75201, or by submitting an email SMTAInvestorRelations@spiritrealty.com.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Our Nominating and Corporate Governance Committee is currently composed of three independent trustees, Steven G. Panagos (Chair), Steven H. Shepsman, and Richard J. Stockton.

The Nominating and Corporate Governance Committee is responsible for seeking, considering and recommending to the board qualified candidates for election as trustees and recommending a slate of nominees for election as trustees at the annual meeting. The Nominating and Corporate Governance Committee also periodically prepares and submits to the Board for adoption the committee’s selection criteria for trustee nominees. It reviews and makes recommendations on matters involving the general operation of the Board and our corporate governance and annually recommends to the Board nominees for each committee of the Board. In addition, the committee annually facilitates the assessment of the Board’s performance as a whole and of the individual trustees and reports thereon to the Board. The committee has the sole authority to retain and terminate any search firm to be used to identify trustee candidates.

PROCESS FOR CONSIDERING TRUSTEE NOMINEES

The Nominating and Corporate Governance Committee meets annually, at a minimum, to evaluate the Board and Committee self-assessments, as well as the performance of each current trustee. The Nominating and Corporate Governance Committee considers the results of such assessments and evaluations, as well as the collective mix of skills and experience necessary to properly oversee the interests of the Company for the following year, when determining whether to recommend the nomination of each trustee for an additional term.

We did not receive any shareholder recommendations for trustee candidates for election at the 2019 Annual Meeting in compliance with the procedures set forth below. However, if we do receive shareholder recommendations for trustee election, the Nominating and Corporate Governance Committee’s current process is to review and consider any candidate who has been recommended by shareholders in compliance with the procedures established from time to time by the committee.

At an appropriate time prior to each annual meeting at which trustees are to be elected or re-elected, the Nominating and Corporate Governance Committee recommends to the Board for nomination by the Board, such candidates as the Nominating and Corporate Governance Committee, in its judgment, has found to be well qualified and willing and available to serve. At an appropriate time after a vacancy arises on the Board or a trustee advises the Board of his or her intention to resign, the Nominating and Corporate Governance Committee shall recommend to the Board for election by the Board to fill such vacancy, such prospective member of the Board as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to be well qualified, willing and available to serve, and possessing the skills and experience desirable to complement the other Board members to effectively oversee the interests of the Company and its shareholders. In determining whether a prospective member is qualified to serve and appropriate for Board membership, the Nominating and Corporate Governance Committee will consider the information listed under “Nominees’ Skills, Experience and Qualifications.”

All shareholder recommendations for trustee candidates to be considered at the annual meeting of shareholders in 2020 must be submitted on or before November 23, 2019 to Investor Relations, Attention: Secretary, Spirit MTA REIT, 2727 North Harwood Street, Suite 300, Dallas, TX 75201, who will forward all recommendations to the Nominating and Corporate Governance Committee, and must include the following information: (a) the name and address of record of the shareholder; (b) representation that the shareholder is a record holder of our shares or, if not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Exchange Act; (c) name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed trustee candidate; (d) description of the qualifications and background of the proposed trustee candidate which addresses the items under “Nominees’ Skills, Experience and Qualifications,” as well as any minimum qualifications and other criteria for Board membership as may be approved by the Board from time to time; (e) description of all arrangements or understandings between the shareholder and the proposed trustee candidate; (f) consent of the proposed trustee candidate (1) to be named in the proxy statement relating to our 2020 annual meeting of shareholders and (2) to serve as a trustee if elected at such annual meeting; and (g) any other information regarding the proposed trustee candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

ADDITIONAL CORPORATE GOVERNANCE MATTERS

Transactions with Related Parties

Our Board requires that any transaction between us and any of our officers, trustees or their affiliates be approved by the Related Party Transactions Committee. The Related Party Transactions Committee is currently composed of all four of our independent trustees, Richard J. Stockton (Chair), Steven G. Panagos, Steven H. Shepsman and Thomas J. Sullivan. See “Related Party Transactions—Statement of Policy Regarding Transactions with Related Persons.”

Risk Management

While our Manager has primary responsibility for identifying and managing our exposure to risk, our Board plays an active role in overseeing the processes we establish to assess, monitor and mitigate that exposure. The Board, directly and indirectly through its committees, routinely discusses with our Manager our significant enterprise risks and reviews the guidelines, policies and procedures we have in place to address those risks, such as our approval process for acquisitions, dispositions and other investments. At Board and committee meetings, trustees receive information and presentations from our Manager and third-party experts regarding specific areas of risk identified in the process, from which they engage in further analyses and dialogue. This process enables the Board to focus on the strategic, financial, operational, legal, regulatory and other risks that are most significant to us and our business in terms of potential impact, and ensures that our enterprise risks are well understood, mitigated (to the extent reasonable), and consistent with the Board’s view of our risk profile and tolerance.

Public Policy Matters

We are committed to ethical business conduct and expect our trustees and officers to act with integrity and conduct themselves, and our business, in a way that protects our reputation for fairness and honesty. Consistent with these principles and our Code of Business Conduct and Ethics, we have established the policies and practices described below with respect to political contributions and other public policy matters.

Public Policy Advocacy

We do not have a political action committee, however, we may advocate a position, express a view, or take other appropriate action with respect to legislative or political matters affecting the Company and our interests.

Individual Political Activity

We believe that our trustees and officers have rights and responsibilities to participate in political activities as citizens, including voting in elections, keeping informed on political matters, serving on civic bodies and contributing financially to, and participating in, the campaigns of the political candidates of their choice. Accordingly, our trustees and officers are not constrained from engaging in political activities including: making political contributions, expressing political views or taking action on any political or legislative matter, so long as they are acting in their individual capacity, and on their own time and expense. Trustees and officers acting in their individual capacity must not give the impression that they are speaking on our behalf or representing the Company in such activities.

OUR EXECUTIVE OFFICER

Set forth below is certain biographical information concerning our executive officer. Age shown is as of March 11, 2019, the record date for the Annual Meeting.

Name, Age, Position	Business Experience
Ricardo Rodriguez, Age 42 Chief Executive Officer, President, Chief Financial Officer and Treasurer	Mr. Rodriguez joined us from Morgan Stanley, where he served as Executive Director since 2011 and spent over 17 years in a variety of roles, most recently responsible for the term ABS banking and origination business within Global Capital Markets. During his tenure at Morgan Stanley, Mr. Rodriguez managed and executed over $70 billion in public and private capital markets transactions across the capital structure using a variety of products in all major geographic regions within all key industry groups in which Morgan Stanley participates. During this time, he also helped Morgan Stanley in investing in, managing and disposing of a diverse set of real estate, infrastructure and energy assets. Mr. Rodriguez graduated from the U.S. Naval Academy in Annapolis, Maryland where he received Bachelor of Science degrees in Economics and in Weapons & Systems Engineering.

EXECUTIVE COMPENSATION

We are an “emerging growth company” as defined under the Jumpstart Our Business Startups (JOBS) Act. As such, we are permitted to meet the disclosure requirements of Item 402 of Regulation S-K by providing the reduced disclosures required of a smaller reporting company.

We are externally managed by our Manager and currently have no employees. Our Manager provides us with the services of Mr. Rodriguez, who currently serves as our dedicated Chief Executive Officer and Chief Financial Officer (our “Named Executive Officer”). Mr. Rodriguez is an employee of our Manager. Our Manager or its affiliates have discretion to determine the form and level of cash compensation paid to and earned by our Named Executive Officer. We, in turn, pay our Manager the management fee described in “Our Manager and Asset Management Agreement.” We are responsible for determining the amount of any equity compensation and issuing any such award under the Spirit MTA REIT and Spirit MTA REIT, L.P. 2018 Incentive Award Plan (the “Plan”). On January 31, 2019, we granted our Named Executive Officer the following awards pursuant to the Plan and the applicable forms of award agreement: (i) 89,513 time-vesting restricted shares and (ii) 31,969 performance shares, in each case on the terms described in greater detail below. Other than with respect to equity awards issued under the Plan, we have no compensation agreements with our Named Executive Officer, nor do we provide any employee benefits or perquisites. Additionally, we do not determine compensation amounts (other than equity compensation) payable to our Named Executive Officer.

Our Manager and Asset Management Agreement

In connection with the Spin-off, we entered into the Asset Management Agreement dated May 31, 2018 (the “Asset Management Agreement”) with our Manager. Pursuant to the terms of the Asset Management Agreement, our Manager provides a management team that is responsible for performing certain services for us, subject to oversight by our Board. We do not have any employees. Our officer (the Named Executive Officer) and the other individuals who execute our business strategy are employees of our Manager or its affiliates. Our Manager’s duties, subject to the supervision of our Board, include: (1) performing all of our day-to-day functions, (2) sourcing, analyzing and executing on investments and dispositions, (3) determining investment criteria, (4) performing liability management duties, including financing and hedging, and (5) performing financial and accounting management. For its services, our Manager is entitled to an annual management fee as well as a termination fee and a promoted interest fee under certain circumstances. The Board has the authority to grant our Manager equity incentive compensation, but is not required to do so.

The Asset Management Agreement does not require that any specified amount or percentage of the management fees that we pay to the Manager be allocated to our Named Executive Officer. The Manager informed us that for the 2018 fiscal year, it paid our Named Executive Officer (1) approximately $495,644 in aggregate cash compensation, representing 55% of his total compensation, consisting of (i) $158,144 in base salary, representing the fixed amount of his cash compensation ($250,000 on an annualized basis), (ii) a one-time cash bonus of $75,000 in connection with Named Executive Officer’s hiring as our Chief Executive Officer and (iii) a cash bonus for 2018 of $262,500 representing the variable amount of his annual cash compensation, as well as (2) a restricted share award with a value of $397,602, representing 45% of his total compensation, in connection with his hiring. These amounts collectively represent 7.6% of the management fees that we paid to our Manager during fiscal 2018.

The Named Executive Officer’s annual bonus and other incentive-based compensation were determined by our Manager based on certain performance benchmarks including, but not limited to, our Manager’s assessment of the Named Executive Officer’s (i) effective management of Master Trust 2014 (the “Master Trust”), (ii) risk mitigation of Shopko assets, (iii) interaction with the Board and (iv) communication with investors of the Company.

Additionally, pursuant to his employment agreement with Manager, our Named Executive Officer was entitled to receive a payment of $65,000 as reimbursement of (i) legal fees incurred in connection with negotiating his employment agreement with our Manager and (ii) expenses incurred in connection with the his relocation to Dallas, Texas. The Named Executive Officer is also entitled to participate in any employee benefit plan that our Manager has adopted or may adopt in the future, is entitled to four weeks of paid vacation and is reimbursed for all reasonable out-of-pocket business and travel expenses incurred and paid by the Named Executive Officer in connection with the performance of his duties.

Incentive Award Plan

SMTA sponsors the Plan, under which we may grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain such service providers.

Summary Compensation Table

The following table sets forth the compensation by the Company for our Named Executive Officer for the fiscal year ended December 31, 2018, in accordance with Item 402(n) of Regulation S-K.

Name and Principal Position	Year	Share Awards ($)	Total Compensation ($)
Ricardo Rodriguez* Chief Executive Officer, President, Chief Financial Officer and Treasurer	2018	$0	$0

*

For the year ended December 31, 2018, Ricardo Rodriguez was the only Named Executive Officer for whom compensation-related disclosures were required to be provided. As described above, cash compensation payable to Mr. Rodriguez is determined and paid by our Manager, to whom we pay a management fee under the Asset Management Agreement. We do, however, determine the amount and form of any equity compensation payable to our Named Executive Officer under the Plan. We did not make any grants to our Named Executive Officer in 2018, and therefore no compensation was reportable for the fiscal year ended December 31, 2018.

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding equity awards held by our Named Executive Officer for the fiscal year ended December 31, 2018.

As noted above, on January 31, 2019, we granted our Named Executive Officer 89,513 time-vesting restricted shares (the “RSAs”) and 31,969 performance-vesting shares (the “PSAs”) under the Plan.

The RSAs have an approximate grant date fair value of $699,992 (calculated by multiplying the number of RSAs granted by the closing price of the Company’s shares on the date of grant). With respect to the RSAs, (i) 57,544 of the RSAs vest in three substantially equal installments annually, beginning on January 1, 2019 and (ii) 31,969 of the RSAs will vest in three substantially equal installments annually, beginning on January 1, 2020. Notwithstanding the foregoing, the RSAs vest in full upon a change in control (as defined in the Plan).

The number of PSAs granted was denominated by dividing $250,000 by the closing price of a Company share on the date of grant, provided, however, the number of shares that may actually be issued in settlement of the PSAs will depend on the extent to which the PSAs become vested (if any). The PSAs are eligible to vest in three substantially equal installments (designated as Tranche 1, Tranche 2 and Tranche 3) upon achievement of the Company’s compounded annual total shareholder return calculated in accordance with the methodology used in the MSCI US REIT Index (“TSR”) for calendar year 2019 (for Tranche 1), calendar year 2020 (for Tranche 2) and calendar year 2021 (for Tranche 3). Achievement of a TSR in accordance with the foregoing of 10% (“Minimum TSR”), 15% and 20% (“Maximum TSR”) will result in the vesting of PSAs as to 66.7%, 100% and 200%, respectively, with linear interpolation to be applied for achievement between Minimum TSR and Maximum TSR. Notwithstanding the foregoing, if a change in control (as defined in the award agreement) occurs prior to December 31, 2021 and the Named Executive Officer remains employed as of immediately prior to the date of such change in control, the number of PSAs that may vest and become payable will be determined based upon TSR achievement as of the date of such change in control.

Trustee Compensation

We do not have any employees, and have only one executive officer, who is employed by our Manager. As a result, our trustees meet frequently to oversee the operations of the Company and the work of the Manager and, since January 2019, to conduct its exploration of strategic alternatives focused on maximizing shareholder value.

We adopted a compensation program (the “Trustee Compensation Program”) for our trustees who are not employees of the Company, or any of our respective affiliates (our “Non-Employee Trustees”) designed to attract and retain individuals of the highest quality to serve as trustees, to fairly compensate our Non-Employee Trustees for their significant time commitment and work as trustees and to align the trustees’ interests with the interests of our shareholders.

The Trustee Compensation Program consists of a combination of cash annual retainer fees and long-term equity-based compensation. Each of these components is described below. We also reimburse each Non-Employee Trustee for travel and other expenses associated with attending board and committee meetings and other board-related activities. The Trustee Compensation Program became effective upon the completion of the Spin-off.

Cash Compensation

Under the Trustee Compensation Program, each Non-Employee Trustee receives an annual cash retainer of $125,000. Annual retainers generally are paid in four equal quarterly cash payments; each payment made in the month following the end of the applicable calendar quarter. In addition to the annual cash retainer, after the occurrence of six trustee meetings, each Non-Employee Trustee is paid $1,500 for each meeting of our Board attended in person or telephonically. We do not currently pay any supplemental retainers to the chairman of our Board, nor to any individual trustee for service on any committee of our Board.

Equity Compensation

Leading up to the Spin-off and immediately after the completion of the Spin-off, our trustees met often, and in some cases weekly, to oversee the transition of SMTA into an independent, stand-alone public company. In light of the significant work that the trustees performed prior to and were expected to perform after Spin-off, we granted each of our existing Non-Employee Trustees 37,463 restricted shares with a dollar-denominated value of $375,000 (the “Distribution Restricted Share Award”). The number of shares subject to each Distribution Restricted Share Award was determined based on the volume weighted average price per share of our shares over the 30 consecutive trading day period following the Spin-off. By its terms, each Distribution Restricted Share Award will vest as of the 2019 Annual Meeting.

Any Non-Employee Trustee who is initially elected or appointed to serve on our Board after the completion of the Spin-off will automatically receive a restricted share award covering a number of the Company’s common shares equal to $375,000, divided by the closing price per share of the Company’s common shares on such Non-Employee Trustee’s election or appointment date, rounded to the nearest whole common share and subject to adjustment as provided in the Plan (an “Initial Restricted Share Award”). Each Initial Restricted Share Award will vest in full on the one-year anniversary of the grant date, subject to continued service.

Each Non-Employee Trustee serving on our Board as of the date of each annual shareholder meeting automatically receives a restricted share award covering a number of shares of the Company’s common shares equal to $125,000, divided by the closing price per share of the Company’s common shares on the trading day immediately preceding the applicable grant date, rounded to the nearest whole common share and subject to adjustment as provided in the Plan (the “Annual Restricted Share Award”). Each Annual Restricted Share Award shall vest in full on the earlier of (i) the date of the annual meeting of the Company’s shareholders immediately following the grant date or (ii) the one-year anniversary of the grant date, subject to continued service.

The following table provides information concerning the compensation for our trustees for the fiscal year ended December 31, 2018.

Name	Fees Earned or Paid in Cash ($)	Share Awards ($)*	Total ($)
Jackson Hsieh	0	0	0
Steven G. Panagos	131,250	413,592	544,842
Steven H. Shepsman	131,250	413,592	544,842
Richard J. Stockton	128,250	413,592	541,842
Thomas J. Sullivan	131,250	413,592	544,842

*

The number of shares was determined based on the volume weighted average price per share of our shares over the 30 consecutive trading day period following the Spin-off. The grant date fair value of the awards is computed in accordance with FASB ASC Topic 718 and based on the closing price of our shares on the grant date, which was $11.04.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee of the Board are independent trustees. None of these trustees, or our Chief Executive Officer and Chief Financial Officer, serve as a member of a board of directors or board of trustees or any compensation committee of any entity that has one or more executive officers serving as a member of our Board.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s Named Executive Officers and trustees, and persons who own more than 10% of a registered class of the Company’s equity securities (“Reporting Persons”), to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on our review of the copies of such reports received by us, and written representations from certain Reporting Persons that no other reports were required for those persons, we believe that, during the year ended December 31, 2018, the Reporting Persons met all applicable Section  16(a) filing requirements.

RELATED PARTY TRANSACTIONS

Statement of Policy Regarding Transactions with Related Persons

Our Board has adopted a policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person needs to promptly disclose to the legal department of our Manager any proposed related person transaction and all material facts about the proposed transaction. The legal department of our Manager will then assess and promptly communicate that information to our Related Party Transactions Committee. Based on their consideration of all of the relevant facts and circumstances, our independent trustees will decide whether or not to approve such transaction and will generally approve only those transactions that are in, or are not inconsistent with, our best interests, as determined by at least a majority of the independent trustees acting with ordinary care and in good faith. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to our independent trustees, who will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any trustee who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

Our Relationship with Spirit Realty Capital, Inc.

In conjunction with the Spin-off, which was completed on May 31, 2018, we and Spirit entered into certain agreements, including the Asset Management Agreement, Property Management and Servicing Agreement, Tax Matters Agreement and Insurance Sharing Agreement. These agreements provide a framework for the relationship between us and Spirit after the Spin-Off, by which Spirit may incur certain expenses on our behalf that we must reimburse in a timely manner.

Asset Management Agreement

The Asset Management Agreement requires our Manager to provide various services, subject to the supervision of the Board, including:

•	performing all of SMTA’s day-to-day functions;

•	sourcing, analyzing and executing on investments and dispositions;

•	determining investment criteria;

•	performing investment and liability management duties, including financing and hedging; and

•	performing financial and accounting management.

As compensation for these services, SMTA is required to pay $20 million annually to our Manager. Additionally, the Manager may be entitled, under certain circumstances, to a promoted interest fee based on our total shareholder return during the relevant period, as well as a termination fee. The fair value of the promoted interest fee was calculated using a Monte Carlo simulation model, which incorporated the initial 30-day volume weighted average share price of SMTA of $10.01, a projected volatility rate for SMTA, a risk-free rate, and other variables over a 36-month service period. Based on this calculation, the total estimated fair value of the promoted interest fee is $4.3 million as of December 31, 2018 and is amortized over the service period. During the year ended December 31, 2018, asset management and promoted interest fees of $11.7 million and $0.8 million, respectively, were incurred.

Property Management and Servicing Agreement

Our Manager provides property management services and special services for Master Trust. The property management fees accrue daily at 0.25% per annum of the collateral value of the Master Trust collateral pool less any specially serviced assets and the special servicing fees accrue daily at 0.75% per annum of the collateral value of any assets deemed to be specially serviced per the terms of the Property Management and Servicing Agreement. For the year ended December 31, 2018, we paid property management fees of $6.2 million and special servicing fees of $0.8 million. As of December 31, 2018, we had an accrued payable balance of $0.5 million related to these fees.

Tax Matters Agreement

The Tax Matters Agreement governs the respective rights, responsibilities and obligations of Spirit and SMTA with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings, and certain other matters regarding taxes. Our obligations under the Tax Matters Agreement are not limited in amount or subject to any cap. Further, even if we are not responsible for tax liabilities of Spirit and its subsidiaries, we nonetheless could be liable under applicable law for such liabilities if Spirit were to fail to pay them. If we are required to pay any liabilities under the circumstances set forth in the Tax Matters Agreement or pursuant to applicable tax law, the amounts may be significant. We generally are liable for, and indemnify Spirit against, taxes attributable to the ownership and operation of our assets after the Spin-off, and Spirit is generally liable for, and indemnifies us against, taxes attributable to the ownership and operation of such assets prior to and as a result of the Spin-off.

Insurance Sharing Agreement

The Insurance Sharing Agreement with our Manager and Spirit provides for SMTA to be included as a named insured under Spirit’s existing insurance policies until any such policy expires, and gives our Manager the authority to secure joint insurance policies for us and Spirit, which may include general liability, automobile liability, umbrella liability, property and environmental liability policies. The premiums for the insurance policies are allocated between us and Spirit in accordance with the methodology set forth in the Insurance Sharing Agreement. Additionally, our Manager has the authority to secure separate director and officer insurance policies with separate premiums for us and Spirit. Our Manager does not receive any compensation for the services provided under the Insurance Sharing Agreement.

Separation and Distribution Agreement

We entered into a Separation and Distribution Agreement with Spirit on May 21, 2018 to effectuate the Spin-off, provide a framework for the relationship between us and Spirit after the Spin-off and provide for the allocation between us and Spirit of Spirit’s assets, liabilities and obligations attributable to the period prior to, at and after our Spin-off from Spirit.

The Separation and Distribution Agreement identified the assets and liabilities retained by and transferred to each of the parties as part of SMTA’s separation from Spirit. Under the Separation and Distribution Agreement, Spirit contributed $3.0 million of cash to SMTA at the time of the Spin-off, SMTA reimbursed $2.0 million to Spirit for rental payments received by SMTA subsequent to the Spin-off and there was $0.1 million payable to Spirit and $1.8 million receivable from Spirit in connection with these arrangements as of December 31, 2018.

The parties agreed to release each other from all liabilities that may have occurred prior to or on May 31, 2019, and we agreed to indemnify Spirit and its affiliates for losses caused by certain liabilities associated with certain failures to perform or breaches under the Separation and Distribution Agreement. The parties agreed that any obligations of the parties to indemnify the other would be reduced by the amount of any insurance proceeds received by the indemnified person. The parties agreed to waive any right to special, indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages.

Other Related Party Transactions

SMTA 10.0% Series A Preferred Shares

In connection with the Spin-off, SMTA issued Series A preferred shares of beneficial interest, par value $0.01 per share, with an aggregate liquidation preference of $150.0 million to our Manager and one of its affiliates in exchange for the contribution of certain assets.

Holders of the Series A preferred shares are entitled to receive cumulative cash dividends from and including the date of original issue, payable quarterly in arrears on or about the last calendar day of March, June, September and December of each year, beginning on June 30, 2018, at a rate of 10.0% per annum of the $25.00 liquidation preference per share (equivalent to an annual amount of $2.50 per share). If SMTA liquidates, dissolves or winds up, holders of the Series A preferred shares will have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to but excluding the date of payment, before any payment is made to holders of our common shares and any other class or series of shares ranking junior to the Series A preferred shares with respect to liquidation rights. SMTA may not redeem the Series A preferred shares prior to May 31, 2023, except to preserve its status as a REIT and pursuant to special optional redemption rights discussed below. On and after May 31, 2023, the Series A preferred shares will be redeemable at SMTA’s option, in whole or in part any time or from time to time, for cash at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the redemption date.

Upon the occurrence of certain change of control events, SMTA may, at its option, redeem the Series A preferred shares, in whole or in part on or within 120 days after the first date on which such change of control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends, to the holders of Series A preferred shares. If, prior to the date that a change of control occurs, SMTA exercises any of its redemption rights, the holders of Series A preferred shares will no longer have any conversion rights with respect to the shares called for redemption. However, in certain circumstances, upon the occurrence of a change of control, holders of Series A preferred shares who have acquired Series A preferred shares from our Manager will have the right to convert some or all of the Series A preferred shares held by such holder into a number of our common shares equal to the lesser of: (i) the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends by (ii) the Common Share Price (as defined in the articles supplementary relating to the Series A preferred shares); and (ii) 3.3333 shares, subject to certain adjustments and, in each case, subject to the receipt of alternative consideration such as cash, securities or other property or assets, as further described in the articles supplementary relating to the Series A preferred shares. Our Manager does not have conversion rights.

Holders of Series A preferred shares generally have no voting rights. However, if we are in arrears on dividends on the Series A preferred shares for six or more quarterly periods, whether or not consecutive, holders of the Series A preferred shares (voting together as a class with the holders of all other classes or series of parity preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote at a special meeting called upon the written request of at least 10% of such holders or at our next annual meeting and each subsequent annual meeting of shareholders for the election of two additional trustees to serve on our board of trustees until all unpaid dividends with respect to the Series A preferred shares and any other class or series of parity preferred shares have been paid or declared and a sum sufficient for the payment thereof set aside for payment.

SubREIT 18% Series A Preferred Shares

Spirit MTA SubReit, Inc. (“SubReit”), a subsidiary of SMTA, issued 5,000 18.0% Series A preferred shares with an aggregate liquidation preference of $5.0 million to our Manager in exchange for the contribution of certain assets in connection with the Spin-off.

The Series A preferred shares pay cumulative cash dividends at the rate of 18% annually on the liquidation preference of $1,000.00 per share. SubREIT may not redeem the Series A preferred shares prior to April 30, 2023, except in limited circumstances to preserve its status as a REIT and pursuant to a special optional redemption as a result of a change of control or a delisting of the common shares of SMTA. The redemption price is equal to $1,000.00 per share, plus, in the case of a redemption prior to April 30, 2023, the greater of (x) 1.0% of liquidation preference of the Series A preferred shares, and (y) the present value on the redemption date of the full cumulative dividends on the Series A preferred shares for all future dividend periods through April 30, 2023 (excluding accrued but unpaid dividends to the redemption date). The price is computed using a discount rate equal to the treasury rate as of the redemption date, plus 50 basis points, plus accrued and unpaid dividends, if any, to, but not including, the redemption date.

The Series A preferred shares have no conversion rights. The holders of Series A preferred shares generally have no voting rights, except for limited voting rights regarding certain matters affecting the rights and preferences of Series A preferred shares. We entered into a registration rights agreement with our Manager to provide for certain customary registration rights with respect to the Series A preferred shares.

Related Party Notes Receivable

SMTA currently has four mortgage notes receivable where wholly-owned subsidiaries of Spirit are the borrower. The notes are secured by six single-tenant commercial properties. These mortgage notes had an outstanding principal of $27.9 million for the year ended December 31, 2018, and generated $0.3 million of interest income in the year ended December 31, 2018. These mortgage notes have a weighted average maturity of 9.2 years at December 31, 2018.

Related Party Note Payable

Our Manager retained a 5.0% economic interest in a series of notes issued by the Master Trust as required by federal credit risk retention laws. The principal amount due to the Manager under the notes was $33.5 million as of December 31, 2018. The notes have a weighted average stated interest rate of 4.6% with a weighted average term of four years to maturity as of December 31, 2018. The interest expense on the notes for the year ended December 31, 2018 includes $1.5 million of interest paid to the Manager.

Related Party Acquisitions and Transfers

Our financial statements reflect certain transfers of properties between SMTA and Spirit and its wholly-owned subsidiaries that occurred prior to the Spin-Off. During the year ended December 31, 2018, SMTA transferred three properties to Spirit with a net book value of $2.1 million, and during the year ended December 31, 2018 Spirit contributed ten properties to us with an aggregate net book value of $44.9 million and a $35.0 million term loan made to Shopko as borrower, all of which are reflected as non-cash activity in our consolidated statement of cash flows. During the year ended December 31, 2018, Spirit acquired a portfolio of properties and subsequently assigned three of the acquired properties to us. We paid $393,000 to Spirit to ensure a consistent capitalization rate for the acquired properties between us and Spirit.

Expense Allocations

For the year ended December 31, 2018, we incurred $8.5 million of general and administrative expenses, principally consisting of cash compensation and benefits and stock compensation to our trustees, professional fees and other corporate expenses allocated to SMTA by our Manager. We also incurred transaction costs of $4.0 million. These allocated expenses are centralized corporate costs borne by Spirit for management and other services, which includes executive oversight, asset management, property management, treasury, finance, human resources, tax, accounting, financial reporting, information technology and investor relations, as well as relocation and transaction costs and allocated to us based on our direct usage or benefit.

Statement of Policy Regarding Investments

The investment committees of Spirit and SMTA jointly have adopted an investment committee conflicts of interest policy, which is intended to ensure equitable treatment between the parties in consideration of acquisitions or other transactions that come before the investment committee of either company. Subject to certain exceptions, Spirit and SMTA each have an equal opportunity to consider any acquisition presented to its respective investment committee based on certain procedures set forth in the policy. In the event that the investment committee first presented the proposed acquisition opportunity does not approve such proposed acquisition, the investment committee of the other company may consider the proposed acquisition. The decision of either party to forego a particular proposed acquisition shall not alter the order of review as to subsequent proposed acquisitions. Any asset that Spirit or SMTA purchases from or sells to the other, as applicable, must be approved by each investment committee. Any proposed acquisition approved by the SMTA investment committee must also be approved by the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of shares for (1) each person who is a beneficial owner of 5% or more of our outstanding shares, (2) each of our trustees, trustee nominees and executive officers, and (3) all of our trustees, trustee nominees and executive officers as a group, each as of March 11, 2019, unless otherwise indicated in the table below.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. Each person named in the following table has sole voting and investment power with respect to all of the shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options or other rights (as set forth above) held by that person that are exercisable as of March 11, 2019 or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated, the address of each named person is c/o Spirit MTA REIT, 2727 North Harwood Street, Suite 300, Dallas, TX 75201. No shares beneficially owned by any executive officer, trustee or trustee nominee have been pledged as security.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of All Shares(1)
Greater than 5% Shareholders
The Vanguard Group, Inc.(2)	6,299,263	14.6%
BlackRock, Inc.(3)	4,190,093	9.7%
Mangrove Partners Master Fund, Ltd(4)	2,942,111	6.8%
Indaba Capital Management, L.P.(5)	2,923,075	6.8%
FMR LLC(6)	2,295,231	5.3%
Trustee, Trustee Nominees and Executive Officer (7)
Ricardo Rodriguez	126,166	*
Jackson Hsieh	64,271	*
Steven G. Panagos	37,463	*
Steven H. Shepsman	37,463	*
Richard J. Stockton	37,463	*
Thomas J. Sullivan	37,463	*
Trustees and Executive Officer as a Group (6 persons)	340,289	*

*	Less than 1%
(1)	Based on 43,085,751 shares outstanding as of March 11, 2019.
(2)

Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 11, 2019, The Vanguard Group (“Vanguard”) has sole power to vote and sole power to dispose of 83,792 and 6,206,934 shares, respectively. The number of shares reported as beneficially owned by Vanguard in the Schedule 13G/A includes 6,299,263 shares, representing 14.64% of our shares. The principal address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19365.

(3)

Based on the information provided pursuant to a statement on a Schedule 13G filed with the SEC on February 8, 2019 BlackRock, Inc. (“BlackRock”) has sole power to vote and sole power to dispose of 4,033,095 and 4,190,093 shares, respectively. The number of shares reported as beneficially owned by BlackRock in the Schedule 13G includes 4,190,093 shares, representing 9.7% of our shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(4)

Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 7, 2019, Mangrove Partners Master Fund, Ltd (“Mangrove Master Fund”) does not have any sole power to vote or direct the vote, but has shared power to vote and to dispose or direct the disposition of 2,942,111 and 2,942,111 shares, respectively. The number of shares reported as beneficially owned by Mangrove Master Fund in the Schedule 13G/A includes 2,942,111 shares, representing 6.8% of our shares. The address for Mangrove Master Fund is Maples Corp. SVC, P.O. Box 309, Ugland House, S. Church Street, George Town E9 KY1-1104.

(5)

Based on the information provided pursuant to a statement on a Schedule 13G filed with the SEC on February 14, 2019, Indaba Capital Management, L.P. (“Indaba”) does not have any sole power to vote or direct the vote, but has shared power to vote and to dispose or direct the disposition of 2,923,075 and 2,923,075 shares, respectively. As of December 31, 2018, Indaba was the beneficial owner of 2,923,075 shares outstanding of the Company, representing 6.8% of our outstanding shares. The address for Indaba is One Letterman Drive, Building D, Suite DM700, San Francisco, CA 94129.

(6)

Based on the information provided pursuant to a statement on a Schedule 13G filed with the SEC on February 13, 2019, FMR LLC has sole power to vote or direct the vote, and sole power to dispose or direct the disposition of 722,414 and 2,295,231 shares, respectively. The number of shares reported as beneficially owned by FMR LLC in the Schedule 13G includes 2,295,231 shares, representing 5.337% of our outstanding shares. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(7)

Number includes restricted shares over which grantees generally have all rights other than transferability and which remain subject to forfeiture under the award agreements pursuant to which they were made. As of March 11, 2019 Messrs. Hsieh, Rodriguez, Panagos, Shepsman, Stockton and Sullivan had unvested restricted shares of 0, 70,524, 37,463, 37,463, 37,463 and 37,463, respectively.

ANNUAL REPORT ON FORM 10-K

Our 2018 Annual Report on Form 10-K accompanies this Proxy Statement. Shareholders may obtain a copy of the 2018 Annual Report on Form 10-K, excluding exhibits, without charge upon request to our Investor Relations Department, Attention: Investor Relations, 2727 North Harwood Street, Suite 300, Dallas, TX 75201. Electronic copies of these documents are also available for downloading on the Investor Relations page of the Company’s website at www.spiritmastertrust.com. Copies of the exhibits to our Annual Report on Form 10-K will be provided to any requesting shareholder, provided that such shareholder agrees to reimburse us for our reasonable costs to provide those exhibits.

INCORPORATION BY REFERENCE

The Compensation Committee Report on Executive Compensation, the Audit Committee Report, reference to the independence of the Audit Committee members, portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and any information included on our website, included or described in the preceding pages are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Exchange Act, except to the extent that we specifically incorporate such information by reference.

REQUIREMENTS FOR SUBMISSION OF SHAREHOLDER PROPOSALS FOR THE 2020 ANNUAL

MEETING OF SHAREHOLDERS

Under SEC rules, any shareholder proposal intended to be presented at the 2020 Annual Meeting of Shareholders must be received by us at our principal executive offices at 2727 North Harwood Street, Suite 300, Dallas, TX 75201 not later than November 23, 2019, and meet the requirements of our Bylaws and Rule 14a-8 under the Exchange Act to be considered for inclusion in our proxy materials for that meeting. Any such proposal should be sent to the attention of our Investor Relations Department.

Under our Bylaws, shareholders must follow certain procedures to nominate a person for election as a trustee or to submit a proposal for shareholder action (other than in accordance with Rule 14a-8) at the 2020 annual meeting. For trustee nominations and any such shareholder proposals, the shareholder must give timely notice in writing to the Company’s Investor Relations Department at the Company’s principal executive offices and any such proposals must be a proper subject for shareholder action. To be timely, the Company must receive notice of a shareholder’s intention to make a trustee nomination or to submit a proposal for shareholder action at the 2020 annual meeting not later than November 23, 2019.

Shareholders may obtain a copy of our Bylaws upon request and without charge from the Investor Relations Department, Attention: Investor Relations, Spirit MTA REIT, 2727 North Harwood Street, Suite 300, Dallas, TX 75201. If we do not receive timely notice pursuant to our Bylaws, the proposal will be excluded from consideration at the meeting.

OTHER MATTERS

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the discretion of the proxy holders.

ANNUAL MEETING OF SPIRIT MTA REIT

Date:	Wednesday, May 1, 2019
Time:	8:30 A.M. (Central Daylight Time)
Place:	Spirit MTA REIT 2727 N. Harwood Street, Suite 300, Dallas, TX 75201 See Voting Instruction on Reverse Side.

Please make your marks like this: ☒ Use dark black pencil or pen only

Board of Trustees Recommends a Vote FOR proposals 1 and 2.

1:	Election of Trustees				Trustees
		For	Against	Abstain	Recommend ê

	01 Jackson Hsieh	☐	☐	☐	For
	02 Steven G. Panagos	☐	☐	☐	For
	03 Steven H. Shepsman	☐	☐	☐	For
	04 Richard J. Stockton	☐	☐	☐	For
	05 Thomas J. Sullivan	☐	☐	☐	For

		For	Against	Abstain
2:	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐	For

3:	Such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

To attend the meeting and vote your shares in person, please mark this box.	☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your share certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Spirit MTA REIT

to be held on Wednesday, May 1, 2019

for Holders as of March 11, 2019

This proxy is being solicited on behalf of the Board of Trustees

INTERNET	VOTE BY:	TELEPHONE
Go To www.proxypush.com/SMTA • Cast your vote online. • View Meeting Documents.		866-220-3985
	OR	• Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions.
MAIL

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Jay Young and Ricardo Rodriguez, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them to vote all the shares of Spirit MTA REIT that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE TRUSTEE NOMINEES IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2.

PROXY TABULATOR FOR
SPIRIT MTA REIT
P.O. BOX 8016
CARY, NC 27512-9903

Revocable Proxy — Spirit MTA REIT Annual Meeting of Shareholders May 1, 2019 8:30 a.m. (Central Daylight Time) This Proxy is Solicited on Behalf of the Board of Trustees

The undersigned appoints Jay Young and Ricardo Rodriguez, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of Spirit MTA REIT that the undersigned is entitled to vote at the Annual Meeting of Shareholders on Wednesday, May 1, 2019 at 8:30 a.m. (Central Daylight Time) at Spirit MTA REIT, 2727 N. Harwood Street, Suite 300, Dallas, TX 75201, and any and all adjournments thereof, as set forth below.

This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the election of the trustee nominees specified in Item 1 and FOR the Proposal in Item 2.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)